State or
                                      Jurisdiction of       Percent
Name of Subsidiary                       Incorporation      Ownership

R. J. Simpson Manufacturing               Ontario               100%
Company (Canada) Ltd.

Simpson Industries, S.A. de               Federal                99%
C.V.                                      District of
                                          Mexico